Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The amounts in this unaudited pro forma condensed combination financial information are presented in thousands of U.S. dollars except share and per share amounts.

Introductory Note

On March 19, 2026, Corvex, Inc. (formerly known as Movano Inc.) (the “Company” or “Corvex”), acquired Corvex Legacy Holdings, Inc. (formerly known as Corvex, Inc.) (“Corvex OpCo”), in accordance with the terms of the Amended and Restated Agreement and Plan of Merger, dated March 19, 2026 (the “Merger Agreement”), by and among Corvex, Thor Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Corvex OpCo. Pursuant to the Merger Agreement, Merger Sub merged with and into Corvex OpCo, pursuant to which Corvex OpCo was the surviving corporation and became a wholly owned subsidiary of the Company (the “Merger”). The Merger Agreement amended and restated in its entirety the prior merger agreement between the parties which was entered into and announced on November 6, 2025 (the “Prior Merger Agreement”). Following the Merger, the Company was renamed Corvex, Inc., effective March 23, 2026.

Pursuant to the Merger Agreement, the Company issued to the prior securityholders of Corvex OpCo (i) 240.562 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), which on an as-converted basis represented no more than 19.9% of the Company’s outstanding common stock, par value $0.0001 per share (the “Common Stock”) immediately prior to the Merger, (ii) 23,551.5195 shares of Series C Preferred Stock and (iii) 30,227.0524 shares of Series D Preferred Stock. Each share of Series B Preferred Stock automatically converted into 1,000 shares of Common Stock on March 31, 2026. Subject to stockholders approving such conversion, (1) each share of Series C Preferred Stock will automatically convert into 1,000 shares of Common Stock and (2) each share of Series D Preferred Stock will be convertible into 1,000 shares of Common Stock. In connection with the Merger Agreement, the Company declared a stock dividend (the “Stock Dividend”) of 0.358 share of Common Stock for every share of Common Stock outstanding at the close of business on March 30, 2026. The Stock Dividend was distributed on April 6, 2026 and the amounts presented herein include the impact of the Stock Dividend. Shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and all assumed Corvex OpCo equity awards were not eligible to receive the Stock Dividend.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

In the unaudited pro forma condensed combined financial information, the Merger has been accounted for as a business combination, using the acquisition method of accounting under U.S. GAAP, where the Company is considered to be the accounting acquirer and Corvex OpCo is the accounting acquiree for accounting purposes. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated under the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer. Corvex OpCo meets the definition of a variable interest entity, and the Company, which is the sole shareholder of Corvex OpCo, has been determined to be the primary beneficiary.

Under the acquisition method of accounting, the assets and liabilities associated with Corvex OpCo are recorded at their estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, are recognized as goodwill. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of Corvex OpCo based upon management’s preliminary estimate of their fair values and are subject to change. Accordingly, the value of Corvex OpCo assets and liabilities recognized should be treated as preliminary values. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma combined balance sheet data as of December 31, 2025 assumes that the Merger took place on December 31, 2025 and combines the Corvex and Corvex OpCo historical balance sheets as of December 31, 2025. The unaudited pro forma combined statement of operations data for year ended December 31, 2025 gives effect to the Merger as if it took place on January 1, 2025 and combines the historical results of Corvex and Corvex OpCo for the year ended December 31, 2025.

The unaudited pro forma condensed combined statement of operations and unaudited pro forma condensed combined balance sheet are derived from and should be read in conjunction with:

●	The Company’s historical consolidated financial statements, accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in its annual report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2026.

●	The historical audited financial statements of Corvex OpCo as of and for the year ended December 31, 2025, as filed with the SEC as Exhibit 99.2 to the Company’s Form 8-K/A filed on May 1, 2026; and

●	The Amended and Restated Agreement and Plan of Merger, dated March 19, 2026, by and among Corvex, Corvex OpCo, and Merger Sub, as filed with the SEC as Exhibit 2.1 to the Company’s Form 8-K filed on March 19, 2026.

For purposes of the unaudited pro forma condensed combined financial information, “Total Transaction Accounting Adjustments” consist of adjustments related to the Merger (the “Transaction Accounting adjustments: Merger”) and preliminary reclassifications made to conform the historical financial statement presentation of Corvex OpCo to that of the Company (the “Transaction Accounting Adjustments: Reclassification”).

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of the Company and Corvex OpCo after giving effect to the Merger described in the accompanying notes. Subsequent to the Merger, the Company and Corvex OpCo are referred to herein as the “combined company.”

This unaudited pro forma condensed combined financial information, including the notes thereto, is for informational purposes only and does not purport to indicate the financial conditions or results that would have been obtained had the Merger actually been completed on the assumed date or for the periods presented, nor what may be realized or expected in the future. The Total Transaction Accounting Adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The unaudited pro forma combined financial statements do not include any management adjustments related to the realization of any costs (or cost savings) from operating efficiencies or synergies. The unaudited combined pro forma financial statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those illustrated. See “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

UNAUDITED CONDENSED COMBINED PRO FORMA
BALANCE SHEET AS OF DECEMBER 31, 2025

(in thousands, except share data)

	Historical		Total Pro Forma Adjustments
	Corvex, Inc.	Corvex Legacy Holdings, Inc.	Transaction Accounting Adjustments: Reclassifications		Note 3	Transaction Accounting Adjustments: Merger	Note 3	Total Pro Forma Transaction Accounting Adjustments	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$2,827	$35,345		$-		$-		$-	$38,172
Payroll tax credit, current portion	107	-		-		-		-	107
Vendor deposits	44	-		-		-		-	44
Inventory	1,766	-		-		-		-	1,766
Accounts receivable, net	-	1,444		-		-		-	1,444
Prepaid expenses and other current assets	243	492		-		-		-	735
Total current assets	4,987	37,281		-		-		-	42,268
Property and equipment, net	101	26,580		-		(1,237)	(i)	(1,237)	25,444
Right-of-use asset	415	-		3,709	(a)	(397)	(i)	3,312	3,727
Operating lease right-of-use assets	-	3,709		(3,709)	(a)	-		(3,709)	-
Deferred tax asset	-	-		-		-		-	-
Intangible assets, net	-	-		-		14,060	(h)	14,060	14,060
Goodwill	-	-		-		517,967	(e), (f), (h), (i), (m), (j)	517,967	517,967
Other assets	97	-		-		-		-	97
Total assets	$5,600	$67,570		$-		$530,393		$530,393	$603,563

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,477	$864		$-		$-		$-	$4,341
Accrued liabilities	-	678		-		1,974	(j), (k)	1,974	2,652
Deferred revenue	12	237		-		-		-	249
Bridge loan (related party)	4,382	-		-		-		-	4,382
Operating lease liabilities, current	-	2,614		-		(1,090)	(i)	(1,090)	1,524
Finance lease liabilities, current	-	3,700		-		(179)	(i)	(179)	3,521
Other current liabilities	936	-		-		-		-	936
Total current liabilities	8,807	8,093		-		705		705	17,605
Noncurrent liabilities:
Operating lease liabilities, non-current	-	1,196		(1,196)	(a)	-		(1,196)	-
Finance lease liabilities, non-current	-	7,465		-		(1,010)	(i)	(1,010)	6,455
SAFE liability	-	27,345		-		(27,345)	(b)	(27,345)	-
Warrant liabilities	-	13,105		-		(13,105)	(d)	(13,105)	-
Other noncurrent liabilities	267	-		1,196	(a)	691	(i)	1,887	2,154
Total noncurrent liabilities	267	49,111		-		(40,769)		(40,769)	8,609
Total liabilities	9,074	57,204		-		(40,064)		(40,064)	26,214

Convertible preferred stock	-	18,450		-		(18,450)	(c)	(18,450)	-

Stockholders’ equity (deficit):
Series B Preferred Stock	-	-		-		2,576	(f)	2,576	2,576
Series C Preferred Stock	-	-		-		252,237	(f)	252,237	252,237
Series D Preferred Stock	-	-		-		323,732	(f)	323,732	323,732
Common Stock	10	-		-		-		-	10
Additional paid-in capital	162,908	5,744		-		(1,492)	(b), (c), (d), (e),(f)	(1,492)	167,160
Accumulated deficit	(166,392)	(13,828)		-		11,854	(e), (j), (k)	11,854	(168,366)
Total stockholders’ equity (deficit)	(3,474)	(8,084)	-	-		588,907		588,907	577,349
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$5,600	$67,570	-	-		$530,393		$530,393	$603,563

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025

(in thousands, except share data)

	Historical			Total Pro Forma Adjustments
	Corvex, Inc.	Corvex Legacy Holdings, Inc.		Reclassification Adjustments		Note 4	Transaction Accounting Adjustments: Merger	Note 4	Total Pro Forma Adjustments	Pro Forma Combined

Revenue	$433		$7,102		$-		$-		$-	$7,535

COSTS AND EXPENSES:
Cost of revenue	2,273		2,851		771		51	(e),(i)	822	5,946
Depreciation and amortization	-		4,392		(4,392)	(a)	-		(4,392)	-
Technology and infrastructure	-		1,342		(1,342)	(a)	-		(1,342)	-
Research and development	5,740		-		1,759	(a)	-		1,759	7,499
Sales and marketing	-		1,186		(1,186)	(a)	-		(1,186)	-
General and administrative	-		7,099		(7,099)	(a)	-		(7,099)	-
Sales, general and administrative	7,923		-		11,489	(a)	39,537	(b), (e), (f), (g), (h), (i)	51,026	58,949
Total costs and expenses	15,936		16,870		-		39,588		39,588	72,394
										-
Loss from operations (1)	(15,503)		(9,768)		-		(39,588)		(39,588)	(64,859)

Other income (expense), net:										-
Interest expense (related party)	(2,965)		-		-		(42)	(i)	(42)	(3,007)
Debt Extinguishment (related party)	-		-		-		-		-	-
Loss (gain) change in warrant liability fair value	-		(9,575)				9,575	(c)	9,575	-
Loss (Gain) in fair value of SAFE liability	-		9,856				(9,856)	(d)	(9,856)	-
Interest and other income, net	183		30		-		-		-	213
Other income (expense), net	(2,782)		311		-	-	(323)		(323)	(2,794)

Income tax benefits (expense)	-		(60)				-		-	(60)

Net loss and total comprehensive loss	$(18,285)		$(9,517)		$-		$(39,911)		$(39,911)	$(67,713)

Net loss per share, basic and diluted	$(21.75)	$		$			$(19.57)		$(19.57)	$(33.20)

Weighted average shares used in computing net loss per share, basic and diluted	840,720						2,039,726		2,039,726	2,039,726

(1)	Pro Forma Combined Loss from operations includes stock-based compensation expense of $41.2 million and depreciation and amortization expense of $5.6 million for the year ended December 31, 2025.

NOTES TO THE AUNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1- Basis of Presentation

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” the unaudited pro forma condensed combined balance sheet as of December 31, 2025 was prepared using the historical condensed combined balance sheets of the Company and Corvex OpCo as of December 31, 2025. The unaudited pro forma condensed combined statement of operations for the year December 31, 2025 was prepared using the historical consolidated statements of operations of the Company and Corvex OpCo for the year ended December 31, 2025 and gives effect to the Merger as if it occurred on January 1, 2025.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP. The Company will account for the Merger as a business combination using the acquisition method of accounting under ASC 805. The Company is deemed the accounting acquirer and Corvex OpCo is treated as the accounting acquiree. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated under the variable interest or voting interest model pursuant to ASC 810. If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer. Corvex OpCo was determined to be a variable interest entity (“VIE”) as its equity at risk is not sufficient to finance its activities without ongoing subordinated financial support. Upon the Closing, the Company obtained a 100% equity interest in Corvex OpCo, which represents a variable interest as it absorbs expected losses and is entitled to residual returns, the Company also has the power to direct the activities that most significantly impact Corvex OpCo’s economic performance and is therefore the primary beneficiary of the VIE.

The application of acquisition accounting to Corvex OpCo is dependent upon other factors such as the share price of the Company as well as certain valuations that have yet to progress to a stage where there is sufficient information for a definitive measurement. These valuations include the determination of the GAAP purchase consideration for the convertible Series B, Series C and Series D Preferred Stock issued to former Corvex OpCo equityholders, the valuation of intangible assets, the valuation of property and equipment and the allocation of the GAAP purchase consideration among the acquired assets and liabilities assumed.

Following the closing of the Merger, the combined company is in the process of completing the valuations and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing of the Merger. The assets and liabilities of Corvex OpCo and other pro forma adjustments have been measured based on various preliminary estimates using assumptions the Company believes are reasonable, based on information that is currently available. Accordingly, the pro forma adjustments are preliminary. Differences between these preliminary estimates and the final acquisition accounting could be significant, and these differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma combined financial information does not include the impact of any cost or other operating synergies that may result from the Merger.

To the extent there are significant changes to the business of the combined company following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma combined financial information could change significantly. Accordingly, the pro forma adjustments are subject to change as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes, including the estimates of fair value of Corvex OpCo’s assets and liabilities.

The Exchange

At the Closing date, Corvex OpCo was capitalized through the issuance of common stock and Series Seed Preferred Stock. Additionally, Corvex OpCo had issued to investors Series Seed Preferred Warrants (“Corvex Warrants”) and simple agreements for future equity (“SAFEs”), which were convertible into shares of Corvex OpCo’s common stock, $0.00001 par value (“Corvex OpCo Common Stock”). Immediately prior to the closing, all existing Corvex OpCo warrants were converted into shares of Corvex OpCo Series Seed Preferred Stock, based on the net exercise provisions of such warrants. All outstanding SAFEs were converted into Series Seed Preferred Stock, on the basis of the conversion terms provided in each SAFE agreement. The equity of Corvex OpCo, including the conversions noted above is referred to as Corvex OpCo Capital Stock.

Pursuant to the terms of the Merger Agreement, the merger consideration to be paid by the Company for all of the issued and outstanding shares of Corvex OpCo Capital Stock immediately prior to the closing of the Merger (the “Closing”) is equal to the following:

(a)	240.5620 shares of Movano Series B Preferred Stock which were converted into 240,544 shares of Common Stock on March 31, 2026, with cash paid in lieu of fractional shares of Common Stock.

(b)	23,551.5195 shares of Series C Preferred Stock, which are convertible into approximately 23,551,502 shares of Common Stock, subject to stockholder approval at the Company’s 2026 Annual Meeting of Stockholders.

(c)	30,227.052 shares of Series D Preferred Stock which shares shall be convertible into approximately 30,227,052 shares of Common Stock, subject to stockholder approval at the Company’s 2026 Annual Meeting of Stockholders.

Collectively, the Series B, Series C and Series D Preferred Stock are referred to collectively as “Payment Shares” on that basis that each share will be convertible to Common Stock and each Payment Share, on an as converted basis, represents one thousand shares of the combined company, which is the basis for the determination of the estimated purchase price.

Under the terms of the Merger Agreement, at the closing of the Merger, the Company assumed RSUs representing 6,108,470 shares of Common Stock on a post-Exchange Ratio basis and options to purchase 8,755,418 shares of Common Stock issued by Corvex OpCo on a post-Exchange Ratio basis, under the Corvex, Inc. 2024 Equity Incentive Plan that were outstanding and unexercised immediately prior to the closing of the Merger.

Each option to purchase shares of Corvex OpCo outstanding and unexercised immediately prior to the Closing (each a “Corvex OpCo Option”), whether vested or unvested, was converted into an option to purchase Common Stock, and each restricted stock unit (“RSU”) issued by Corvex OpCo outstanding immediately prior to the Closing (each a “Corvex OpCo RSU” and together with the Corvex OpCo Options, the “Corvex OpCo Equity Awards”) was converted into an RSU representing a right to receive Common Stock. The Corvex OpCo Equity Awards were assumed in accordance with their original terms and no changes to vesting conditions occurred as a result of the Merger. The number of shares underlying the Corvex OpCo Equity Awards following their assumption by the Company was determined based on the number of shares of Corvex Common Stock subject to each award immediately prior to the Closing, multiplied by the Exchange Ratio, as defined in the Merger Agreement. Any restriction on the exercise of an assumed Corvex OpCo Option remained in full force and effect, and the term, exercisability, vesting schedule and other provisions of each assumed Corvex OpCo Option otherwise remain unchanged.

The Exchange Ratio of 2.225 was determined by dividing the aggregate shares of Common Stock to be issued to former Corvex OpCo equityholders pursuant to the Merger Agreement by the number of outstanding shares of Corvex OpCo Common Stock following the conversion of all SAFEs, warrants, and Corvex OpCo shares of preferred stock. Each share of Corvex OpCo Common Stock was converted into 2.225 shares of Common Stock.

Estimated Merger Consideration

The accompanying unaudited pro forma combined financial information reflects an estimated purchase price of approximately $582,797, which consists of the following (in thousands, except share data):

Series B Convertible Preferred Stock (1)	240,544
Series C Convertible Preferred Stock (2)	23,551,502
Series D Convertible Preferred Stock (3)	30,227,050
Number of Payment Shares issued to Corvex OpCo shareholders	54,019,096
Multiplied by the fair value per share of Corvex common stock (4)	$10.71
Estimated purchase price: issuance of Corvex Preferred Stock	578,545
Estimated replacement equity awards for Corvex OpCo’s equity awards (5)	4,252
Estimated purchase price	$582,797

(1)	Represents 240,544 shares of Common Stock underlying shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), with each share automatically converting into 1,000 shares of Common Stock on March 31, 2026.

(2)	Represents 23,551,502 shares of Common Stock underlying shares of Series C Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), with each share converting into 1,000 shares of Common Stock, contingent on receiving stockholder approval at the Company’s 2026 Annual Meeting of Stockholders.

(3)	Represents 30,227,050 shares of Common Stock underlying shares of Series D Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), with each share convertible into 1,000 shares of Common Stock, contingent on receiving stockholder approval at the Company’s 2026 Annual Meeting of Stockholders.

(4)	Reflects the price per share of the Company’s Common Stock, which is the closing price of the Common Stock on March 19, 2026, the closing date of the Merger.

(5)	Represents estimated consideration for replacement of Corvex OpCo’s outstanding equity awards. Under the terms of the Merger Agreement, at the closing of the Merger, the Company assumed Corvex OpCo RSUs representing 6,108,470 shares of Common Stock on a post-Exchange Ratio basis and Corvex OpCo Options to purchase 8,755,418 shares of Common Stock on a post-Exchange Ratio basis. The estimated fair value of the assumed stock options and RSU’s attributable to pre-combination service period of $4.3 million represents merger consideration. The remainder of the fair value of $142.0 million will be recognized as compensation expense subsequent to the Merger until the year 2030.

Preliminary Purchase Price Allocation

The following table sets forth the preliminary purchase price allocation to net assets acquired and liabilities assumed based on a preliminary estimate of the fair values, as if the Merger had been completed on December 31, 2025 (in thousands, except share data):

The Merger Agreement does not provide for any contingent consideration. In accordance with ASC 805, transaction costs, including legal, accounting, and other professional fees are expensed as incurred. Such amounts have not been included in the determination of the estimated purchase price.

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet. The final purchase price allocation will be determined when the combined company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include material changes in allocations to property and equipment, intangible assets such as developed technology, trademark and customer relationships as well as goodwill, changes in the estimated useful life of intangible assets and other changes to assets and liabilities.

As of December 31, 2025
Assets:
Cash and cash equivalents	$35,345
Accounts receivable, net	1,444
Prepaid expenses and other current assets	492
Property and equipment, net	25,343
Intangible assets	14,060
Operating lease right-of-use assets	3,312
Deferred tax asset	-
Estimated total assets acquired	79,996

Liabilities:
Accounts payable	864
Accrued liabilities	678
Deferred revenue	237
Operating lease liabilities, current	1,524
Finance lease liabilities, current	3,521
Operating lease liabilities, non-current	1,887
Finance lease liabilities, non-current	6,455
Estimated total liabilities assumed	15,166

Estimated total net assets acquired	$64,830

Estimated purchase consideration	$582,797

Estimated Goodwill	$517,967

Replacement awards

In contemplation with the Merger Agreement, Corvex OpCo granted stock options and restricted stock units to its employees and legacy consultants that were assumed by the Company at the Closing of the Merger and adjusted by the Exchange ratio.

Such stock options vest over a period of 1-4 years and become exercisable subject to the recipient’s continued service with the Company following the closing of the Merger.

Restricted stock units vest and become settled in equal quarterly installments over a four (4)-year period following the closing of the Merger.

Note 2- Net Loss Per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger, assuming the shares were outstanding since January 1, 2025. As the Merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger has been outstanding for the entire period presented.

The computation of the pro forma basic and diluted net loss per share attributable to common stockholders during the year ended December 31, 2025 is as follows (in thousands, except share data):

Year Ended December 31, 2025
Numerator:
Net loss- attributed to common stockholders	$(67,713)
Denominator
Weighted average shares used in computing net loss per share, basic and diluted	2,039,726

Net loss per share, basic and diluted	$(33.20)

The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which are not satisfied as of the period end for pro forma presentation purposes.

Year Ended December 31, 2025
Convertible Series A Preferred Stock	764,432
Convertible Series C Preferred Stock	23,551,502
Convertible Series D Preferred Stock	30,227,050
Warrants	438,547
Shares subject to options to purchase common stock	8,832,824
Shares subject to restricted stock units to purchase common stock	6,235,015
Total	70,049,370

The number of shares is based on the maximum number of shares issuable on exercise or conversion of the related securities. Such amounts have not been adjusted for the treasury stock method or weighted average outstanding calculations as required if the securities were dilutive.

Note 3 – Merger and Reclassification Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet (in thousands, except share data)

(a)	Represents the reclassification of operating right-of-use assets to right-of use assets and other non-current liabilities to operating lease liabilities, non-current to conform the presentation to the Company’s balance sheet classification.

(b)	Reflects the automatic conversion of the SAFEs into 4,088,413 shares of Corvex OpCo Common Stock and subsequently into 9,098,721 Payment Shares, at the Exchange Ratio, and the related reclassification of SAFE liability of $27,345 into additional paid-in capital.

(c)	Reflects the conversion of Corvex OpCo convertible Series Seed Preferred Stock into 8,976,000 shares of Corvex OpCo Common Stock and subsequently into 19,975,994 Payment Shares, at the Exchange Ratio, and the related reclassification of Series Seed Preferred Stock of $18,450 into additional paid-in capital.

(d)	Reflects the conversion of Corvex OpCo Preferred Stock Warrants into 2,884,721 shares of Corvex OpCo Common Stock and subsequently into 6,419,917 Payment Shares, at the Exchange Ratio, and the related reclassification of warrant liabilities of $13,105 into additional paid-in capital.

(e)	Reflects the elimination of historical equity balances of Corvex OpCo, including common stock of $0, additional paid-in capital of $64,644 (after the conversion of SAFE, Series Seed Preferred Stock and Corvex OpCo Preferred Warrants) and accumulated deficit of $13,828.

(f)	Represents estimated preliminary purchase consideration $582,797 paid in Payment Shares of $578,545, and replacement awards in form of stock options and restricted stock units of $4,252 at the Closing.

(g)	Reflects the Stock Dividend, with no net impact to additional paid-in capital.

(h)	Reflects the recognition of the preliminary estimated fair value of identifiable intangible assets acquired in the Merger at fair value, including customer relationships of $3,850 and tradename of $10,210, totaling $14,060.

(i)	Reflects the adjustment to record the fair value of lease using an estimated incremental borrowing rate of approximately 10%, which represents the rate the combined company would pay to borrow on a collateralized basis over a similar term, and the difference in fair value of $46 recognized as goodwill.

(j)	Reflects the adjustment of the Company’s direct, incremental transaction costs not yet accrued of $849.

(k)	Reflects the accrual of severance payments pursuant to pre-existing employment agreements of $1,125, recorded as an increase to accrued liabilities with a corresponding reduction to accumulated deficit.

(l)	Reflects the total preliminary estimated goodwill (refer to Note 1).

Note 4 – Merger and Reclassification Transaction Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations (in thousands, except share data)

(a)	Represents the reclassification of sales and marketing and general and administrative into sales, general and administrative expenses; the reclassification of technology into research and development and sales, general and administrative expenses; and the allocation of Corvex Opco depreciation into cost of revenue of $771, research and development of $981 and sales, general and administrative of $2,640, to conform Corvex OpCo to the presentation of the Company’s income statement classification.

(b)	Reflects the estimated incremental amortization expense of $1,061 resulting from the Merger.

Amortization expense related to the acquired finite-lived intangible assets has been calculated based on preliminary estimated fair values and estimated useful lives of 7 years for customer relationships and 20 years for trade names.

The amount of amortization expense will ultimately be based on the periods in which the associated economic benefits are expected to be derived and the pattern of benefit for each intangible asset, and therefore, the amount reported after the Closing date may differ significantly between periods based upon the final values assigned to amortization methodology used for each asset.

A 10% increase or decrease in the estimated fair value of the intangible assets would cause an increase or decrease of $106 to the amortization expense amounts as presented in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025.

(c)	Elimination of change in fair value of warrant liability as the Corvex Preferred Stock Warrants converted into shares of Corvex common stock and subsequently into Payment Shares, at the Exchange Ratio on the merger date.

(d)	Elimination of change in fair value of SAFE liability as the SAFEs automatically converted into shares of Corvex common stock and subsequently into Payment Shares, at the Exchange Ratio on the merger date.

(e)	Reflects stock options post-combination expense of $20,252 recorded $91 in cost of revenue and $20,160 in sales, general and administrative expenses.

(f)	Reflects restricted stock units post-combination expense of $16,344 in sales, general and administrative expenses.

(g)	Reflects estimated incremental transaction-related costs of approximately $849 incurred by the Company after December 31, 2025.

(h)	Reflects the accrual of severance payments pursuant to pre-existing employment agreements of $1,125.

(i)	Reflects decrease of lease expense in cost of revenue of $39, sales, general and administrative of $4 and interest expense of $42.